Exhibit 99.1

Company Contact:	BIO-key International, Inc. Bud Yanak 732-359-1100

BIO-key Takes Steps to Improve Its Balance Sheet

 Debt and Warrants Exchanged and Preferred Stock Eliminated

WALL, NJ, January 6, 2011 (GLOBE NEWSWIRE) — BIO-key International, Inc. (OTC Bulletin Board: BKYI.OB ), a leader in finger-based biometric identification solutions announced today that it has successfully completed a series of transactions which will improve the Company’s balance sheet on a go-forward basis.  Specifically, the Company has restructured its outstanding convertible notes, redeemable convertible preferred stock and note receivable.

Effective as of December 30, 2010, BIO-key restructured its $4.0 million note receivable from InterAct911 Mobile Systems, a wholly-owned subsidiary of InterAct911 Corporation.  Under the original terms of the note, the first scheduled principal repayment, equal to approximately $1.3 million, was due to be paid to BIO-key in December 2010.  In connection with the restructuring, BIO-key deferred $834,000 of this first payment into three equal payments due over the course of the first three quarters of 2011.  In exchange for this deferral, Interact911 made a cash principal repayment of $500,000, agreed to increase the interest rate on the deferred amount from six percent to twelve percent, and agreed to have the owner of its corporate parent, Silkroad Equity LLC, forfeit all of the 8 million warrants previously granted to it.

In a separate transaction, effective as of December 31, 2010, BIO-key and The Shaar Fund, Ltd., the primary holder of shares of the Company’s Series D Convertible Preferred Stock and Convertible Promissory Note, agreed to restructure their existing arrangements. Specifically, The Shaar Fund agreed to exchange such Preferred Stock and Convertible Note for a new non-convertible secured promissory note with repayment terms that coincide with the note receivable repayment terms from InterAct911.  As such, the Company expects that future cash flow generated by the Interact911 note receivable will offset future cash payments owed to The Shaar Fund.  As part of this agreement, the Company has eliminated all of its remaining outstanding preferred stock.  The Company also agreed to exchange all existing 5.1 million warrants previously issued by the Company to The Shaar Fund for a new five-year warrant to allow the Shaar Fund to purchase up to an aggregate of 8 million shares of the Company’s common stock at an exercise price of $0.30 per share.

Discussing the restructuring, Mike DePasquale, CEO of BIO-key International, commented, “We are very pleased to have concluded these series of agreements as the impact to our Company’s balance sheet is notable.  We have removed all of the potential dilutive effects from the Redeemable Convertible Preferred Stock and Convertible Notes, reduced the potential dilutive effects of our warrants and have structured future payments and receivables from these transactions to coincide with one another.  The net effect will offset our interest expense against interest income.  We also made progress in our operations during the 2010 fourth quarter, which we will share with investors as part of our 2010 annual report.”

Additional details on the relevant prior transactions can be obtained by viewing the Company’s Form 10-K and Form 10-Q reports on file with the Securities and Exchange Commission.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.